CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated April 21, 2010 and May 21, 2010, relating to the financial statements and financial highlights which appear in the February 28, 2010 Annual Report to the Shareholders of Columbia Global Value Fund; and the March 31, 2010 Annual Report to Shareholders of Columbia World Equity Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

September 27, 2010